Exhibit 10.1

CREDIT AGREEMENT
dated as of June 30, 2025

among

GREYSTONE HOUSING IMPACT INVESTORS LP,

as Borrower,

THE LENDERS PARTY HERETO,
as Lenders,

BANKERS TRUST COMPANY,
as Administrative Agent,

and

BANKERS TRUST COMPANY,

as Sole Arranger and Sole Bookrunner

TABLE OF CONTENTS

Contents

Section 1.	Definitions; Interpretation	1
1.1.	Definitions	1
1.2.	Interpretation	15
1.3.	Computations	16
1.4.	Divisions	16
1.5.	Rounding	16
1.6.	Times of Day	16
1.7.	Timing of Payment or Performance	16
Section 2.	Credit Facilities	17
2.1.	Commitments	17
2.2.	Loan Procedures	17
2.3.	Commitments Several	17
2.4.	Loan Accounting	18
2.4.1.	Recordkeeping	18
2.4.2.	Notes	18
2.5.	Interest	18
2.5.1.	Interest Rates	18
2.5.2.	Interest Payment Dates	18
2.5.3.	Setting and Notice of Adjusted Term SOFR	19
2.5.4.	Computation of Interest	19
2.5.5.	Term SOFR Conforming Changes	19
2.6.	Fees	19
2.6.1.	Unused Commitment Fee	19
2.6.2.	Fees	19
2.7.	Extension of Termination Date.	19
2.8.	Prepayment	20
2.9.	Repayment	20
2.10.	Payment	21
2.10.1.	Making and Settlement of Payments	21
2.10.2.	Application of Payments and Proceeds	21
2.10.3.	Set-off	22
2.10.4.	Proration of Payments	22
2.11.	Collateral.	22

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2.12.	Defaulting Lenders.	23
2.12.1.	Defaulting Lender Adjustments.	23
2.12.2.	Defaulting Lender Cure.	24
Section 3.	Yield Protection	24
3.1.	Taxes	24
3.2.	Increased Cost	26
3.3.	Inability to Determine Interest Rate	27
3.4.	Illegality	28
3.5.	Indemnity	28
3.6.	Manner of Funding; Alternate Funding Offices	28
3.7.	Mitigation of Circumstances; Replacement of Lenders	28
3.8.	Conclusiveness of Statements; Survival	29
3.9.	Benchmark Replacement	29
Section 4.	Conditions Precedent	30
4.1.1.	Fees	30
4.1.2.	Delivery of Loan Documents	30
4.2.	All Credit Extensions	31
Section 5.	Representations and Warranties	32
5.1.	Organization	32
5.2.	Authorization; No Conflict	32
5.3.	Validity; Binding Nature	32
5.4.	Financial Condition	33
5.5.	No Material Adverse Effect	33
5.6.	Litigation	33
5.7.	Ownership of Properties; Liens	33
5.8.	Capitalization	33
5.9.	Pension Plans	33
5.10.	Investment Company Act	34
5.11.	No Default	34
5.12.	Margin Stock	34
5.13.	Taxes	34
5.14.	Solvency	34
5.15.	Environmental Matters	34
5.16.	Insurance	35
5.17.	Information	35
5.18.	Labor Matters	35

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5.19.	Compliance With Laws; Anti-Terrorism Laws	35
5.19.1.	Laws Generally.	35
5.19.2.	Anti-Terrorism Laws.	35
5.19.3.	Anti-Money Laundering Laws.	36
5.19.4.	Anti-Corruption Laws	36
5.20.	Brokers	36
5.21.	Perfection of Security Interests in the Collateral	36
Section 6.	Affirmative Covenants	37
6.1.	Information	37
6.1.1.	Annual Report	37
6.1.2.	Interim Reports	37
6.1.3.	Compliance Certificate	37
6.1.4.	Notices	37
6.1.5.	Other Information	38
6.2.	Books; Records; Inspections	38
6.3.	Maintenance of Property; Insurance	38
6.4.	Compliance with Laws; Payment of Taxes and Liabilities	38
6.5.	Maintenance of Existence	39
6.6.	Employee Benefit Plans	39
6.7.	Environmental Matters	39
6.8.	Use of Proceeds	39
6.9	Deposit Accounts.	39
6.9.	Pledged Account.	40
Section 7.	Negative Covenants	40
7.1.	Debt	40
7.2.	Liens	40
7.3.	Mergers; Consolidations; Asset Sales	41
7.4.	Modification of Governing Documents	41
7.5.	Use of Proceeds	41
7.6.	Transactions with Affiliates	41
7.7.	Inconsistent Agreements	41
7.8.	Business Activities	42
7.11.	Compliance with Anti-Terrorism Laws	42
7.12.	ERISA	42
Section 8.	Events of Default; Remedies	43
8.1.	Events of Default	43

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8.1.1.	Non-Payment of Credit	43
8.1.2.	Default Under Other Debt	43
8.1.3.	Bankruptcy; Insolvency	43
8.1.4.	Non-Compliance with Loan Documents	44
8.1.5.	Representations; Warranties	44
8.1.6.	Pension Plans	44
8.1.7.	Judgments	44
8.1.8.	Invalidity of Loan Documents or Collateral Documents	44
8.1.9.	Change of Control	44
8.1.10.	Decline in Total Capital.	45
8.1.11.	Delisting of Equity Interests.	45
8.2.	Remedies	45
Section 9.	Agent	45
9.1.	Appointment; Authorization	45
9.2.	Delegation of Duties	46
9.3.	Limited Liability	46
9.4.	Reliance	47
9.5.	Notice of Default	47
9.6.	Credit Decision	47
9.7.	Indemnification	48
9.8.	Agent Individually	48
9.9.	Successor Agent	48
9.10.	Collateral and Guarantee Matters	49
9.11.	Subordinated Debt	49
9.12.	Actions in Concert	49
9.13.	Arranger; Bookrunner	49
9.14.	Certain ERISA Matters	50
9.15.	Erroneous Payments	51
Section 10.	Miscellaneous	53
10.1.	Waiver; Amendments	53
10.2.	Notices	54
10.3.	Costs; Expenses	54
10.4.	Indemnification by Borrower	55
10.5.	Marshaling; Payments Set Aside	56
10.6.	Nonliability of Lenders	56
10.7.	Assignments; Participations	56

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10.7.1.	Assignments	56
10.7.2.	Participations	57
10.8.	Confidentiality	58
10.9.	Captions	59
10.10.	Nature of Remedies	59
10.11.	Counterparts	59
10.12.	Severability	59
10.13.	Entire Agreement	60
10.14.	Successors; Assigns	60
10.15.	Governing Law	60
10.16.	Forum Selection; Consent to Jurisdiction	60
10.17.	Waiver of Jury Trial	60
10.18.	Patriot Act	61
10.19.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	61
10.20.	Acknowledgement Regarding Any Supported QFCs	61
10.21.	Replacement of Existing Credit Agreement	62
10.22.	Credit Agreement in Writing.	63

Annexes

Annex I Commitments

Annex II Addresses

Exhibits

Exhibit A Form of Assignment and Assumption Agreement

Exhibit B Compliance Certificate

Schedules

Schedule 5.1 Organization; Jurisdiction; Chief Executive Office

Schedule 7.1 Existing Debt

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CREDIT AGREEMENT

This Credit Agreement is entered into as of June 30, 2025 by and among Greystone Housing Impact Investors LP, a Delaware limited partnership, as Borrower, Bankers Trust Company, as Administrative Agent, and the Lenders, all as defined below.

STATEMENT OF PURPOSE

The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

Section 1. Definitions; Interpretation.

1.1. Definitions.

When used herein the following terms shall have the following meanings:

“Acceleration Event” means the occurrence of any of the following: (i) an Event of Default under Section 8.1.3; (ii) an Event of Default under Section 8.1.1 and the termination of the Commitments pursuant to Section 8.2; or (iii) any other Event of Default under Section 8.1 and the election by the Required Lenders to declare the Obligations to be due and payable.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided, however, that the Adjusted Term SOFR shall never be less than 0.10%

“Adjusted Total Assets” means total reported assets except for adjustments to include (i) total cost adjusted for paydowns for MRBs, GILs, property loans, taxable MRBs, and taxable GILs, (ii) initial cost of deferred financing costs, and (iii) initial cost of real estate assets as reported in the Borrower’s most recent Form 10-K or Form 10-Q.

“Advance” means an advance of Revolving Loans from the Lenders to be used by the Borrower for acquisition of a Financed Asset.

“Advance Repayment Date” has the meaning set forth in Section 2.9.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any executive officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding, or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Agent nor any Lender shall be deemed an Affiliate of any Credit Party.

“Agent” means Bankers Trust in its capacity as administrative agent for all Lenders hereunder and any successor thereto in such capacity.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 5.20.4.

“Anti-Money Laundering Laws” has the meaning set forth in Section 5.20.3.

“Applicable Margin” means 2.50%.

“Approved Fund” means (a) any fund, trust, loan pool, or similar entity that is or promptly will be engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and is advised, administered, or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or an Affiliate of a Lender or (iv) an Affiliate of an investment advisor that manages a Lender or an Affiliate of a Lender or (b) any finance company, insurance company, or other financial institution which temporarily warehouses loans for any Lender or any Person described in clause (a) above.

“Arranger” means Bankers Trust, in its capacity as arranger.

“Assignment Agreement” means an assignment and assumption agreement in the form attached hereto as Exhibit A.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.9(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankers Trust” means Bankers Trust Company.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.9.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.9 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.9.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Borrower” means Greystone Housing Impact Investors LP, a Delaware limited partnership, and its permitted successors and assigns.

“Borrowing Notice” means a written notice requesting an Advance of Revolving Loans in a form approved by the Agent.

“Business Day” means any day on which commercial banks are open for commercial banking business in Des Moines, Iowa; provided that, in relation to SOFR Loans and any interest rate settings, fundings, disbursements, settlements, or payments of any such SOFR Loan, any such day that is also a U.S. Government Securities Business Day.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital or finance lease on the balance sheet of such Person.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person, or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Change of Control” means the General Partner ceases to be the general partner of the Borrower, or the occurrence in any change in control of the Borrower or the General Partner.

“Closing Date” means the date on which all conditions precedent set forth in Section 4.1 have been satisfied (or waived in accordance with the terms hereof).

“Collateral” means all property of the Borrower or any other Person in which the Agent has or is intended to have a security interest to secure the payment and performance of the Obligations, including without limitation, the property described in the Collateral Documents and including without limitation each Financed Asset acquired using an Advance.

“Collateral Documents” means all documents, instruments, and agreements now or hereafter delivered to the Agent by the Borrower or any other Person to secure the payment and performance of the Obligations, including without limitation, the Security Agreement, the Control Agreement, and any other agreements for such purposes, and all other security agreements, mortgages, or deeds of trust executed by the Borrower or any other Person in favor of the Agent for such purposes, which either now exist or are entered into after the date hereof.

“Commitment” means, with respect to any Lender, a Revolving Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption, or implementation of any Benchmark Replacement, any technical, administrative, or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage costs incurred and other technical, administrative, or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contingent Obligation” means any agreement, undertaking, or arrangement by which any Person guarantees, endorses, or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation, or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation, or other liability supported thereby. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Controlled Group” means all members of a controlled group of corporations and trades or businesses (whether or not incorporated) under common control which are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.

“Control Agreement” means the Control Agreement dated as of the Closing Date among the Borrower, the Agent, and the Securities Intermediary.

“Credit Parties” means, collectively, the Borrower and any Guarantors; and “Credit Party” shall mean any one of the foregoing Credit Parties.

“Debt” of any Person means, without duplication, in each case, determined in accordance with GAAP (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes, or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and obligations described in clause (i)), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances, and surety bonds issued for the account of such Person, (g) all Hedging Obligations of such Person, (h) all Contingent Obligations of such Person, (i) all indebtedness of any partnership of which such Person is a general partner (except to the extent the terms of such indebtedness expressly provide that such Person is not liable therefor), and (j) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.12.2, any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors, or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12.2) upon delivery of written notice of such determination to the Borrower and each Lender.

“Dollar” and $ mean lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Electronic Transmission” means each document, instruction, authorization, file, information, and any other communication transmitted, posted, or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory, or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or any Person or property.

“Environmental Laws” means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances, and codes, together with all administrative orders, directed duties, requests, licenses, authorizations, and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to pollution or protection of the environment and/or related health and safety issues, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control, or cleanup of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Erroneous Payment” has the meaning set forth in Section 9.16.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Event of Default” means any of the events described in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Hedging Obligation” means, with respect to any Guarantor, any Hedging Obligation constituting a Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation. If any Hedging Obligation constituting a Swap Obligation arises under a master agreement governing more than one such Hedging Obligation, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” has the meaning set forth in Section 3.1(c).

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of August 23, 2021, as amended, between the Borrower and Bankers Trust.

“Facility” means the Revolving Loan Facility.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreements, treaty, or convention among governmental authorities and implementing such Sections of the IRC.

“Federal Funds Rate” means, for any day, a rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the rate published by the Federal Reserve Bank of New York on the preceding Business

Day or, if no such rate is so published, the average rate per annum, as determined by the Agent, quoted for overnight Federal Funds transactions last arranged prior to such day by three major banks of recognized standing selected by the Agent.

“Fee Letter” means that certain fee letter dated June 30, 2025 by and between the Arranger and the Borrower.

“Financed Asset” means any of the following that is acquired by the Borrower with an Advance made by the Lenders to the Borrower: (i) taxable or tax-exempt MRBs, (ii) taxable or tax-exempt loans (whether made directly to a borrower or indirectly through a governmental entity), which bond or loan is to finance the acquisition, rehabilitation, or construction of affordable housing or which is otherwise secured by real estate or mortgage backed securities, or (iii) taxable or tax-exempt loans secured by master lease agreements guaranteed by Investment Grade Tenants.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year of the Borrower.

“Fiscal Year” means the fiscal year of the Borrower, which period shall be the 12-month period ending on December 31 of each year.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funding Date” has the meaning set forth in Section 2.2.

“GAAP” means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“General Partner” means America First Capital Associates Limited Partnership Two, the general partner of the Borrower.

“GIL” means a Governmental Issuer Loan.

“Governing Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust, or other form of business entity, the partnership, joint venture, declaration, or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance, and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing, or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization.

“Guarantor” means each Person, if any, that at any time now or hereafter executes a guaranty with respect to the Obligations.

“Hazardous Substances” means any hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical, or any other substance regulated by, or for which liability is imposed pursuant to any Environmental Law.

“Hedging Obligation” means, with respect to any Person, any net liability of such Person under any interest rate, currency, or commodity swap agreement, cap agreement, or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the net amount payable by such Person upon the termination thereof.

“Indemnified Taxes” has the meaning set forth in Section 3.1(a).

“Investment Grade Tenant” means a tenant with a credit rating of: (i) BBB- or better per Standard & Poor’s; (ii) Baa3 or better per Moody’s; and/or (iii) BBB- or better per Fitch.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Joint Venture Equity Investment” means an equity investment by the Borrower in an individual multi-family housing or seniors housing project developed or under development by a third-party developer which is consistent with the “Vantage” design concept previously developed by Clermont, LLC (as described in the Borrower’s Form 10-Q or Form 10-K).

“Legal Costs” means, with respect to any Person (a) all reasonable and documented out-of-pocket fees and charges of any counsel, accountants, auditors, appraisers, consultants, and other professionals engaged by such Person, and (b) all court costs and similar legal expenses.

“Lenders” means Bankers Trust, acting on its own behalf and not as Agent, and each of the undersigned lenders party to this Agreement.

“Leverage Ratio” has the meaning set forth in Section 6.11.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset, or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge, or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process, or otherwise.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, any guaranty from a Guarantor, the Fee Letter, and all documents, instruments, and agreements delivered in connection with the foregoing, all as amended, restated, or otherwise modified from time to time.

“Loans” means the Revolving Loans.

“Margin Stock” means any “margin stock” as defined in Regulation T, U, or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, assets, business, properties, or financial condition of the Credit Parties, taken as a whole, (b) a material impairment of the ability of the Credit Parties to perform in any material respect any of their Obligations under the Loan Documents, or (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect, or enforceability against the Credit Parties of any Loan Documents.

“MRB” means a Mortgage Revenue Bond.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any Subsidiary or any member of the Controlled Group may have any liability.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender” has the meaning set forth in Section 3.1(a).

“Note” means any promissory note delivered to any Lender to evidence the Loans owing to such Lender, as the same may be amended, restated, or otherwise modified from time to time.

“OFAC” has the meaning set forth in Section 5.20.2.

“Obligations” means all liabilities, indebtedness, and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of the Borrower or any other Credit Party under this Agreement, any other Loan Document or any other document or instrument executed in connection herewith or therewith, in each case howsoever created, arising, or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“Operating Account” means the Borrower’s account #00000016174 maintained at the Agent.

“Outstanding Amount” means with respect to the Revolving Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date.

“Paid in Full”, “Pay in Full” or “Payment in Full” means, with respect to any Obligations, the payment in full in cash of all such Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

“Participant Register” has the meaning set forth in Section 10.7.2.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Pension Plan), which is subject to Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and to which the Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA (or a contributing sponsor within the meaning of Section 4064 of ERISA) at any time during the preceding five years, or any liability under Section 4069 of ERISA by reason of being deemed to be a contributing sponsor.

“Permitted Debt” means permitted Debt by Section 7.1.

“Permitted Liens” means Liens permitted by Section 7.2.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Pledged Account” means account #164283-000 established and maintained by the Securities Intermediary in the name of the Borrower (as the same may be re-numbered, re-designated, or otherwise modified).

“Preferred Units” means the preferred equity interests in the Borrower, including the Series A Preferred Units, Series A-1 Preferred Units, Series B Preferred Units, and any subsequent preferred interests issued by the Borrower pursuant to the terms of the Borrower’s Governing Documents.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the sixth decimal place), the numerator of which is the amount of the Commitments of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Outstanding Amount.

“Register” has the meaning set forth in Section 10.7.1(c).

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Commitments or, if the Commitments have been terminated, the Outstanding Amount; provided, that if there are two or more Lenders, then Required Lenders shall include at least two Lenders (with Lenders that are Affiliates or Approved Funds of one another being considered as one Lender for purposes of this proviso) holding more than 50% of Commitments (or, if the Commitments have been terminated, the Outstanding Amount); and provided further that the Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Lender” means a Lender with a Revolving Loan Commitment.

“Revolving Loan Commitment” means, as to each Lender, its obligation to make Revolving Loans to the Borrower in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Annex I as of the Closing Date under the caption “Revolving Loan Commitments”, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Revolving Loan Commitments as of the Closing Date is $80,000,000.

“Revolving Loan Facility” means the credit facility hereunder represented by the Revolving Loan Commitments.

“Revolving Loans” has the meaning set forth in Section 2.1.

“Sanctioned Country” has the meaning set forth in Section 5.22.2.

“Sanctioned Person” has the meaning set forth in Section 5.22.2.

“Sanctions” has the meaning set forth in Section 5.22.2.

“SDN List” has the meaning set forth in Section 5.22.2.

“Securities Intermediary” means Wilmington Trust, National Association, or any successor thereto, in its capacity as the securities intermediary maintaining the Pledged Account.

“Security Agreement” means the Security Agreement dated as of the Closing Date given by the Borrower in favor of the Agent and the Lenders.

“Senior Debt” means at any time the sum of all of the following for the Borrower and its Subsidiaries on a consolidated basis (without duplication): (i) obligations for borrowed money (including but not limited to senior bank debt and senior notes), (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business that are payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations with respect to letters of credit, whether drawn or undrawn, contingent or otherwise, (vi) net mark to market exposure under swaps and other financial contracts, (vii) off-balance sheet liabilities, including synthetic leases, (viii) capitalized lease obligations, (ix) indebtedness attributable to permitted securitization transactions, (x) any other obligation for borrowed money or other financial accommodation which in accordance with generally accepted accounting principles would be shown as a liability on a consolidated balance sheet, and (xi) all guarantees or other contingent obligations with respect to any indebtedness of others of the kind referred to above of the Borrower and any Subsidiaries, measured on a consolidated basis.

“Series A Preferred Units” means the Series A Preferred Units issued by the Borrower pursuant to the terms of the Borrower’s Governing Documents.

“Series A-1 Preferred Units” means the Series A-1 Preferred Units issued by Borrower pursuant to the terms of the Borrower’s Governing Documents.

“Series B Preferred Units” means the Series B Preferred Units issued by Borrower pursuant to the terms of the Borrower’s Governing Documents.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Sole Bookrunner” means Bankers Trust in its capacity as bookrunner.

“Specified Event of Default” means an Event of Default pursuant to Section 8.1.3.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company, or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means any present or future income, excise, stamp, documentary, property, or franchise taxes and other taxes, fees, duties, levies, withholdings, fines, penalties, interest, or additions to tax imposed by any taxing authority.

“TEBS Transaction” means a tax exempt bond syndication transaction.

“Term SOFR” means the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the one month forward-looking term rate based on SOFR.

“Termination Date” means June 30, 2027 (which is subject to extension as set forth in Section 2.7) or such earlier date on which the Revolving Loan Commitment terminates pursuant to Section 8. If such date is not a Business Day, then the Termination Date shall be the immediately preceding Business Day.

“TOB Financing” means a tender option bond financing transaction.

“Total Capital” means the sum of the Partners Capital and Redeemable Preferred Units as reported on the Borrower’s most recent Form 10-K or Form 10-Q filing with the Securities and Exchange Commission.

“Transitional Interest Rate” means, upon the occurrence of a Benchmark Unavailability Period, or the occurrence of an event described in Section 3.3 or 3.4, an alternate interest rate selected by the Required Lenders which is substantially similar to Adjusted Term SOFR based on a substitute index approved by the Federal Reserve Bank of New York or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto. In determining a Transitional Interest Rate, the Agent may also amend and add a positive or negative margin (percentage added to or subtracted from the substitute index value) as part of the rate determination. In selecting a substitute index and establishing any margin, the Agent may take into consideration any then-prevailing market convention for selecting a substitute index and margin for Term SOFR.

“UCC” means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of Iowa, provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unused Commitment Fee” means the fees payable by the Borrower to the Lenders pursuant to Section 2.6.1.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Interpretation.

In the case of this Agreement and each other Loan Document (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) the term “including” is not limiting and means “including but not limited to”; (c) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (d) unless otherwise expressly provided in such Loan Document (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, and other modifications thereto, but only to the extent such amendments, restatements, and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing, or interpreting such statute or regulation; (e) this Agreement and the other Loan Documents may use several different limitations, tests, or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; and (f) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrower, the Lenders, and the other parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against the Agent or the Lenders merely because of the Agent’s or the Lenders’ involvement in their preparation.

1.3. Computations.

Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP. The explicit qualification of terms or computations by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825‑10) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein. Notwithstanding anything to the contrary contained herein, any obligation of a Person under a lease that is not (or would not be) required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under GAAP as in effect on December 1, 2018, shall continue to be accounted for as an operating lease (and not as a Capital Lease) for purposes of this Agreement regardless of any change in GAAP following December 1, 2018 that would otherwise require such lease to be recharacterized (on a prospective or retroactive basis or otherwise) as a Capital Lease.

1.4. Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), including a statutory division pursuant to Section 18-217 of the Delaware Limited Liability Company Act: (a) if any asset or property of any Person becomes the asset or property of one or more different Persons, then such asset or property shall be deemed to have been transferred from the original Person to the subsequent Person(s) on the date such division becomes effective, (b) if any obligation or liability of any Person becomes the obligation or liability of one or more different Person(s), then the original Person shall be deemed to have been automatically released from such obligation or liability and such obligation or liability shall be deemed to have been assumed by the subsequent Person(s), in each case, on the date such division becomes effective and (c) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests on the date such division becomes effective.

1.5. Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.6. Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Des Moines time (daylight or standard, as applicable).

1.7. Timing of Payment or Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 2. Credit Facilities.

2.1. Commitments; Advances; Limitations on Advances; Use of Proceeds.

Subject to all terms and conditions of this Agreement, each Lender by its acceptance hereof, severally agrees to make a loan or loans to the Borrower on a revolving basis in accordance with each such Lender’s Pro Rata Share (“Revolving Loans”) from time to time, and the Borrower may repay such loans from time to time until the Termination Date, in an amount not to exceed such Lender’s Revolving Loan Commitment as the Borrower may request from all Lenders; provided, that after giving effect to such Revolving Loans, the Outstanding Amount will not at any time exceed the aggregate Revolving Loan Commitments, and further provided that each Advance shall be subject to the additional restrictions set forth below in this Section 2.1. The Borrower acknowledges and agrees that each individual Advance is intended to be short term financing for acquisition of a Financed Asset in a transaction approved by the Agent, and the Borrower intends to repay each Advance either through a TOB Financing, a TEBS Transaction, or otherwise through securing alternate long term debt or equity financing.

With respect to any Financed Asset to be acquired by the Borrower with an Advance, the amount of the corresponding Advance shall not exceed the lesser of: (a) 100% of the cost of the Financed Asset; (b) 80% of the fair market value of the Financed Asset; or (c) $30,000,000.00 (with the lesser of all such amounts referred to herein as the “Advance Limitation”). The applicable Advance Limitation for each requested Advance shall be reasonably confirmed by the Agent upon receipt and review of the Borrowing Notice and the related reports required under Section 2.2 of this Agreement. For the avoidance of doubt, the parties agree that the Agent shall not be permitted to approve any Advance (i) for any purpose other than acquisition of a Financed Asset; or (ii) which, in the determination of the Agent after reviewing the reports required under Section 2.2, exceeds the Advance Limitation.

The Borrower hereby acknowledges and agrees that the amount of any requested Advance of Revolving Loans shall be used exclusively for acquisition of a Financed Asset.

2.2. Loan Procedures.

As a condition to each Advance, the Borrower shall provide the Agent with a Borrowing Notice. The Borrowing Notice shall include, (i) the requested date of the Advance, (ii) the amount of the Advance, (iii) the valuation of the Financed Assets being acquired with the proceeds of such Advance, including the cost of such Financed Assets, (iv) a proposed closing statement and (iv) all other information as may be required by the Agent regarding the Borrower’s proposed acquisition of a particular Financed Asset with the Advance. The Borrowing Notice shall be submitted to the Agent at least three (3) Business Days prior to the date of the requested Advance. The Agent shall advise each Lender with a Revolving Loan Commitment thereof in writing (including Electronic Transmission) and advise each Lender of the required date of funding of the Advance (the “Funding Date”). Not later than 2:00 p.m. on the date of a Funding Date for an Advance approved by the Agent, each Lender with a Revolving Loan Commitment shall provide the Agent at the office or account specified by the Agent with immediately available funds covering such Lender’s applicable Pro Rata Share of such Advance and, so long as the Agent has not received written notice that the conditions precedent set forth in Section 4 with respect to such Advance have not been satisfied, upon receipt of all requested funds the Agent shall pay over the funds received by the Agent to the Borrower on the Funding Date. Each Funding Date shall be on a Business Day.

2.3. Commitments Several.

The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.4. Loan Accounting.

2.4.1. Recordkeeping.

The Agent, on behalf of each Lender, shall record in its records the date and amount of each Loan made by each Lender and each repayment thereof. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrower hereunder to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

2.4.2. Notes.

At the request of any Lender, the Loans of such Lender shall be evidenced by a Note, with appropriate insertions, payable to such Lender or its registered assigns in a face principal amount equal to the sum of such Lender’s Commitment and payable in such amounts and on such dates as are set forth herein.

2.5. Interest.

2.5.1. Interest Rates.

The Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full at a rate per annum equal to the sum of Adjusted Term SOFR, as in effect from time to time, plus the Applicable Margin; provided, that (i) at any time an Event of Default exists, if requested by the Agent or Required Lenders, the Applicable Margin corresponding to each Loan, whether or not overdue, shall be increased by three (3) percentage points per annum, (ii) any such increase may thereafter be rescinded by Required Lenders, notwithstanding Section 10.1, and (iii) upon the occurrence of a Specified Event of Default, any such increase described in the foregoing clause (i) shall occur automatically. The Adjusted Term SOFR applicable to the Loans shall be adjusted on the fifteenth (15th) day of each month to be the then-current Adjusted Term SOFR. In no event shall interest payable by the Borrower to the Agent and the Lenders hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.

2.5.2. Interest Payment Dates.

Accrued interest on each Loan shall be payable in arrears on the fifteenth (15th) day of each month, and on the Termination Date, in cash. After the Termination Date and, at the request of Required Lenders at any time an Event of Default exists, all accrued interest on all Loans shall be payable in cash on demand at the rate specified in Section 2.5.1.

2.5.3. Setting and Notice of Adjusted Term SOFR.

The applicable Adjusted Term SOFR for each month shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Borrower and each Lender. The Adjusted Term SOFR applicable to the Loans shall be adjusted on the fifteenth (15th) day of each month to be the then-current Adjusted Term SOFR. Each determination of the applicable Adjusted Term SOFR by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing the computations used by the Agent in determining any applicable Adjusted Term SOFR hereunder.

2.5.4. Computation of Interest.

Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof. For the avoidance of doubt, no date of payment shall be included in any computation.

2.5.5. Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.6. Fees.

2.6.1. Unused Commitment Fee.

For the period from the Closing Date to the Termination Date, the Borrower agrees to pay to the Agent, for the account of each Lender (other than a Defaulting Lender) according to such Lender’s Pro Rata Share of the Revolving Loan Facility, an Unused Commitment Fee equal to 0.15% per annum multiplied by the amount by which the aggregate Revolving Loan Commitments exceeds the average daily Outstanding Amount. The Unused Commitment Fee shall be payable in arrears on the last Business Day of each Fiscal Quarter and on the Termination Date for any period then ending for which the Commitment Fee shall not have previously been paid. The Commitment Fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

2.6.2. Fees.

The Borrower agrees to pay to the Agent, for the Agent’s and each other payee’s account, the fees set forth in the Fee Letter on the dates set forth therein.

2.7. 2.7. Extension of Termination Date.

The Borrower may elect to extend the Termination Date for a term of twelve (12) months up to two (2) times (each, an Extension Term”), subject to the following terms and conditions:

(a) the Borrower shall have given the Agent written notice of the Borrower’s exercise of the Extension Term option by delivering a Request for Extension Term in a form approved by the Agent no earlier than ninety (90) days, and at least thirty (30) days, before the Termination Date, or the extended Termination Date, as applicable;

(b) no Default or Event of Default shall exist as of the date of the notice required in subsection (a) above, as of the Termination Date, or as of the extended Termination Date, as applicable;

(c) all representations and warranties contained in Section 5 of this Agreement shall be true and accurate in all material respects at the Termination Date or the extended Termination Date, as applicable (except to the extent that any such representation or warranty (i) relates to a specific earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, or (ii) is already qualified by materiality or Material Adverse Effect, in which case such representation or warranty shall be true and correct in all respects);

(d) the Borrower shall have delivered to the Agent an updated Beneficial Ownership Certification, if there have been any changes in relation to the Borrower since the date of delivery of the Beneficial Ownership Certification previously delivered to the Agent; and

(e) the Borrower shall have paid to the Agent (to be shared by the Lenders based on the Pro Rata Share of each Lender not including a Defaulting Lender) an extension fee equal to 0.05% of the Commitments in effect on the extension date, which fee shall be payable on or prior to the Termination Date or the extended Termination Date, as applicable.

If the Agent determines in its reasonable discretion that the conditions to extension have been satisfied, the Agent shall so notify the Borrower and the Lenders and so long as no Default or Event of Default exists (as set forth in (b) above), the Termination Date shall be extended as provided herein without further action by any party. In connection with any extension of the Termination Date, the Borrower, the Agent, and the Lenders may make such amendments to this Agreement as the Agent determines to be reasonably necessary to evidence the extension.

2.8. Prepayment.

The Borrower may prepay the Loans, in whole or in part, at any time without premium or penalty, together with accrued interest on the principal amount so prepaid at the prepayment date. Notwithstanding the Termination Date or any Advance Repayment Date, in the event any Financed Asset is included as collateral for a TOB Financing or TEBS Transaction or any other debt financing transaction undertaken by the Borrower, the Advance associated with such Financed Asset shall be repaid in full no later than two (2) Business Days following the closing of such transaction.

2.9. Repayment.

The principal amount of each individual Advance shall be repaid in full for the account of each Lender according to its Pro Rata Share on the 270th day following the date on which such Advance was made (with each such date referred to as an “Advance Repayment Date”), provided that the Borrower may extend any Advance Repayment Date for up to three additional 90 day periods, but in no event later than the Termination Date, by providing the Agent with a written request for such extension together with a principal payment of 5% of the original principal amount of the Advance for the first such extension, 10% of the original principal amount of the Advance for the second such extension, and 20% of the original principal amount of the Advance for the third such extension. Notwithstanding the foregoing, the Advance Repayment Date for any Advance used to acquire Financed Assets consisting of taxable or tax-exempt loans secured by master lease agreements guaranteed by investment grade tenants shall be the forty-fifth

(45th) day following the date on which such Advance was made, and the Advance Repayment Date for such Advances shall not be subject to any extension as set forth in the immediately preceding sentence.

Notwithstanding the Termination Date or any Advance Repayment Date, in the event any Financed Asset is included as collateral for a TOB Financing or TEBS Transaction or any other debt financing transaction undertaken by the Borrower, the Advance associated with such Financed Asset shall be repaid in full within two (2) Business Days of the closing of the transaction.

The then outstanding Revolving Loans shall be paid, for the account of each Lender according to its Pro Rata Share, in full on the Termination Date.

2.10. Payment.

2.10.1. Making and Settlement of Payments.

All payments of principal of or interest on the Loans, and of all fees, shall be made by the Borrower to the Agent without setoff, recoupment, or counterclaim and in immediately available funds at the office specified by the Agent not later than 1:00 p.m. on the date due, and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day. The Agent shall promptly remit to each Lender its share of all principal payments received in collected funds by the Agent for the account of such Lender. All payments under Section 3.2 shall be made by the Borrower directly to each Lender entitled thereto.

2.10.2. Application of Payments and Proceeds.

(a) Except as set forth in Section 2.11.2 and Section 2.11.3, and subject to the provisions of Sections 2.10.2(b) and 2.10.2(c) below, each payment of principal shall be applied to the Loans for the account of each Lender according to its Pro Rata Share. Concurrently with each remittance to any Lender of its share of any such payment, the Agent shall advise such Lender as to the application of such payment.

(b) If an Acceleration Event shall have occurred and be continuing, notwithstanding anything herein or in any other Loan Document to the contrary, the Agent shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by the Agent, to the payment of the Obligations in the following order:

(i) FIRST, to the payment of all fees, costs, expenses, and indemnities due and owing to the Agent under this Agreement or any other Loan Document, and any other Obligations owing to the Agent in respect of sums advanced by the Agent to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to the Agent), until Paid in Full;

(ii) SECOND, to the payment of all costs, expenses, and indemnities due and owing to the Lenders, until Paid in Full;

(iii) THIRD, to the payment of all accrued and unpaid interest and fees due and owing to the Lenders, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full;

(iv) FOURTH, (A) to the payment of all principal of the Loans, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full; and

(v) FIFTH, to the payment of all other Obligations owing to each Lender, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full.

(c) If an Event of Default shall have occurred and be continuing but an Acceleration Event shall not exist, notwithstanding anything herein or in any other Loan Document to the contrary, the Agent shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by the Agent, to the payment of the Obligations in such order as the Required Lenders may elect. In the absence of a specific determination by the Required Lenders, payments in respect of the Obligations and proceeds of Collateral received by the Agent shall be applied in the following order:

(i) FIRST, to the payment of all fees, costs, expenses, and indemnities due and owing to the Agent under this Agreement or any other Loan Document, and any other Obligations owing to the Agent in respect of sums advanced by the Agent to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to the Agent), until Paid in Full;

(ii) SECOND, to the payment of all costs, expenses, and indemnities due and owing to Lenders, until Paid in Full;

(iii) THIRD, to the payment of all accrued and unpaid interest and fees due and owing to Lenders, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full;

(iv) FOURTH, (A) to the payment of all principal of Loans, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full;

(v) FIFTH, to the payment of all other Obligations due and owing to each Lender, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full.

2.10.3. [Reserved].

2.10.4. Proration of Payments.

If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off, or otherwise, on account of (a) principal of or interest on a Loan, but excluding any payment pursuant to Section 3.1, 3.2, 3.7 or 10.7, in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on such Loans then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

2.11. Collateral.

The Obligations shall be secured by a first priority security interest in the Pledged Account, and all investment property, securities, financial assets, cash, cash equivalents, and other assets now or hereafter deposited in or credited to the Pledged Account, and on each Financed Asset acquired by the Borrower with the use of an Advance, with each such Financed Asset being deposited or credited to, and thereafter continuously maintained in, the Pledged Account. The Borrower shall execute and deliver the Security Agreement and the Control Agreement (and shall cause Securities Intermediary to execute and deliver the

Control Agreement) for the purpose of granting a perfected first priority security interest in the Pledged Account and all Financed Assets and other property now or hereafter deposited or credited to the Pledged Account. In addition, as a condition precedent to Agent approving any Advance for the acquisition of a Financed Asset, and for the Lenders making any Advance of Revolving Loans, the Borrower shall execute and deliver, and cause other Persons to execute and deliver, such other Collateral Documents as the Agent, in its discretion, may require to obtain a perfected first priority security interest in the Financed Asset being acquired, including any security agreement, pledge agreement, control agreement, financing statement, or other agreement, document, instrument, or certificate. Notwithstanding the foregoing, provided there does not then exist any Default or Event of Default, and further provided that the Borrower has delivered to the Agent a term sheet for a TOB Financing, a TEBS Transaction, or other financing related to a particular Financed Asset by a financial institution, together with such other information regarding the transaction as the Agent may reasonably require, the Agent shall release the Lien on such particular Financed Asset upon the Agent’s receipt of such confirmation as the Agent may reasonably require that the Advance which was used to acquire such particular Financed Asset will be repaid promptly (and in no event later than two (2) Business Days) after the release of the Lien on such particular Financed Asset. Notwithstanding the release of any individual Financed Asset, the Lien on the Pledged Account and all other Financed Assets, shall remain effective.

2.12. Defaulting Lenders.

2.12.1. Defaulting Lender Adjustments.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver, or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees, or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8, or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 2.10.3 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments, or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees. No Defaulting Lender shall be entitled to receive any Unused Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

2.12.2. Defaulting Lender Cure.

If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3. Yield Protection.

3.1. Taxes.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, excluding (i) taxes imposed on or measured by any Lender’s net income by the jurisdiction under the laws of which such Lender is organized or in which such Lender’s principal office or applicable lending office is located in, (ii) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Lender is located, (iii) in the case of any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the IRC (a “Non-U.S. Lender”), any U.S. federal withholding tax or back-up withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement (other than pursuant to a designation by the Borrower or the Agent under Section 3.7(b)) and (iv) withholding taxes imposed under FATCA (all non-excluded items being called “Indemnified Taxes”). If any withholding or deduction from any payment to be made by any Credit Party hereunder is required in respect of any Taxes pursuant to any applicable law, rule, or regulation, then the Borrower will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and (iii) if such Taxes are Indemnified Taxes, pay to the Agent for the account of the Agent or the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or each Lender (including after such withholding or deduction applicable to additional sums payable under this Section) will equal the full amount the Agent or such Lender would have received had no such withholding or deduction been required. If any Indemnified Taxes are directly asserted against the Agent or any Lender with respect to any payment received by the Agent or such Lender hereunder, the Agent or such Lender may pay such Indemnified Taxes and Credit Parties will promptly pay such additional amounts (including any penalty, interest, or expense) as is necessary in order that the net amount received by such Person after the payment of such Indemnified Taxes (including any Indemnified Taxes on such additional amount) shall equal the amount such Person would have received had such Indemnified Taxes not been asserted.

(b) If any Credit Party fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the Agent or the respective Lenders, the additional amounts provided under Section 3.1(a) or the required receipts or other required documentary evidence, Credit Parties shall indemnify the Agent or the Lenders for any incremental Taxes, interest, penalties, or any reasonable expenses arising therefrom or with respect thereto that may become payable by the Agent or any Lender as a result of any such failure, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant taxing authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. For purposes of this Section 3.1, a distribution of payments by the Credit Parties hereunder or under any Loan Document by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c) Each Lender that (i) is a Non-U.S. Lender and (ii)(A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest under this Agreement under Section 10.7.1 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall, to the extent it is legally entitled to do so, execute and deliver to the Borrower and the Agent one or more (as the Borrower or the Agent may reasonably request) complete and accurate copies of Forms W‑8ECI, W‑8BEN, W‑8IMY, W‑8BEN-E (as applicable) or other applicable form, certificate, or document prescribed by the United States Internal Revenue Service, and the applicable U.S. Tax Compliance Certificate, certifying as to such Lender’s entitlement to complete exemption from, or reduction of, withholding or deduction of U.S. federal withholding Taxes. Each Lender that is not a Non-U.S. Lender that (A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest under this Agreement under Section 10.7.1 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to the Borrower and the Agent one or more (as the Borrower and the Agent may reasonably request) Forms W‑9 or other applicable form, certificate, or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s entitlement to exemption from U.S. federal backup withholding. Each Lender will provide one or more new copy of such forms or certificates as required under this Section 3.1 to the Borrower and the Agent on or before the date (i) the information provided in such forms or certificates becomes inaccurate or (ii) such previously provided forms or certificates expire or become obsolete, or notify the Borrower and the Agent of its legal inability to do so. Borrower shall not be required to pay additional amounts to any Lender pursuant to this Section 3.1 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph (any such taxes, together with such amounts described in clauses (i) through (iv) of the first sentence of Section 3.1(a), the “Excluded Taxes”).

(d) Without limiting the foregoing, each Lender shall provide any documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent sufficient for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold. Solely for purposes of this Section 3.1(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) Each Lender shall indemnify the Agent, within 10 days after demand therefor, for the full amount of any (i) Indemnified Taxes attributable to such Lender (but only to the extent that the Credit Parties have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.7.2 relating to the maintenance of a Participant Register, and (iii) Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent demonstrable error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f) Without limitation of the indemnities provided in Section 10.5, the Borrower shall also indemnify the Agent, within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Agent as required by Section 3.1(e) on account of Excluded Taxes described in Section 3.1(a)(iv); provided, that such Lender shall indemnify the Borrower to the extent of any payment the Borrower makes to the Agent pursuant to this sentence.

(g) So long as no Event of Default has occurred and is continuing, if any Lender or the Agent determines, in its sole discretion, that it has received a refund in respect of any Taxes as to which indemnification or additional amounts have been paid to it by Credit Parties pursuant to this Section 3.1, it shall promptly remit such refund (but only to the extent of indemnity payments made under this Section 3.1 with respect to the Taxes giving rise to such refund) to the Borrower (taking into account all out-of-pocket expenses (including Taxes) of the Lender or the Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund)); provided that the Borrower and the other Credit Parties agree, upon the request of the Lender or the Agent, as the case may be, to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority (plus any interest, penalties, and additions to tax). Notwithstanding anything to the contrary in this paragraph (g), in no event will the Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (g) the payment of which would place the Agent or such Lender, as applicable, in a less favorable net after Tax position than the Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing herein contained shall interfere with the right of a Lender or the Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or the Agent to claim any tax refund or to make available its tax returns or other confidential information or disclose any information relating to its tax affairs or any computations in respect thereof, or require any Lender or the Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions, or repayments to which it may be entitled.

(h) The agreements in this Section 3.1 shall survive the resignation and/or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction, or discharge of all obligations under any Loan Document.

3.2. Increased Cost.

(a) If, after the Closing Date, the adoption of, or any change in, any applicable law, rule, or regulation, or any change in the interpretation or administration of any applicable law, rule, or regulation by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, special deposit, or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; (ii) shall impose on any Lender any other condition affecting its SOFR Loans or its obligation to make SOFR Loans; or (iii) shall subject the Agent or any Lender to any Taxes (other than Indemnified Taxes covered under Section 3.1 and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of anything described in clauses (i) through (iii) above is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any SOFR Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Borrower shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

(b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule, or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in, or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Borrower shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

(c) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law for purposes of this Agreement (including without limitation for purposes of this Section 3.2 and for purposes of Section 3.3), regardless of the date enacted, adopted or issued.

3.3. Inability to Determine Interest Rate. Subject to Section 3.9, if at any time:

(a) the Agent shall have determined (which determination shall be conclusive absent manifest or demonstrable error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Term SOFR, or

(b) the Agent shall have received notice from the Required Lenders that by reason of any changes arising after the date of this Agreement that Adjusted Term SOFR determined will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their Loans;

then, in such event, the Agent shall give notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given, any outstanding Loans shall be converted, on the last day of the then-current month, to Loans accruing interest at the Transitional Interest Rate. Until such notice has been withdrawn by the Agent (which action such Agent will take promptly after the conditions giving rise to such notice no longer exist), all Loans shall accrue interest at the Transitional Interest Rate.

3.4. Illegality. Notwithstanding any other provision herein but subject to Section 3.9, if the adoption of or any change in any requirement of law or in the interpretation or application thereof, in each case, made after the date hereof, shall make it unlawful for any Lender to make or maintain SOFR Loans as contemplated by this Agreement as determined in good faith by such Lender (which determination such Lender shall endeavor to make in consultation with the Borrower and the Agent), such Lender shall promptly give notice thereof to the Agent and the Borrower, and (a) the commitment of such Lender hereunder to make SOFR Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as SOFR Loans shall be converted automatically to Loans accruing interest at the Transitional Interest Rate on the last day of the then current month or within such earlier period as required by law.

3.5. Indemnity. The Borrower agrees to indemnify each Lender and the Agent for, and to hold each Lender and the Agent harmless from, any loss or expense that such Lender or the Agent may actually sustain or incur as a consequence of default by the Borrower in making a borrowing of a Loan after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement. A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section submitted to the Borrower by any Lender or the Agent shall be presumptively correct in the absence of manifest or demonstrable error. The payment of an amount due hereunder as a result of the Borrower failing to make a borrowing after delivering notice of the same shall constitute a cure of any Default arising therefrom. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

3.6. Manner of Funding; Alternate Funding Offices.

Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it may determine at its sole discretion. Subject to Section 3.7, each Lender may, if it so elects, fulfill its commitment to make any Loan by causing any branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

3.7. Mitigation of Circumstances; Replacement of Lenders.

(a) Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid (i) any obligation by the Borrower to pay any amount pursuant to Section 3.1 or 3.2 or (ii) the occurrence of any circumstances described in Section 3.3 or 3.4 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Borrower and the Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrower of) any event described in clause (i) or (ii) above and such designation would not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b) If (i) the Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 3.1 or 3.2, or any Lender gives notice of the occurrence of any circumstances described in Section 3.3 or 3.4, (ii) any Lender does not consent to any matter requiring its consent under Section 10.1 when the Required Lenders have otherwise consented to such matter, or (iii) any Lender is a Defaulting Lender and the circumstances causing such status have not been cured or waived, then the Agent or the Borrower may within 90 days thereafter (and upon at least three Business Days prior notice to such affected Lender) designate another Person engaged primarily in the business of making loans which is acceptable to the Agent (such other Person being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, all in compliance with Section 10.7.1 (subject to the final sentence of this paragraph). Upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder. If the affected Lender that is being replaced in accordance with the foregoing provisions shall refuse or fail to execute and deliver any such Assignment Agreement prior to the effective date of such replacement, such affected Lender shall be deemed to have executed and delivered such Assignment Agreement.

3.8. Conclusiveness of Statements; Survival.

Determinations and statements of any Lender pursuant to Section 3.1, 3.2, 3.3, 3.4 or 3.5 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 3.1, 3.2 and 3.5, and the provisions of such Sections shall survive the Payment in Full of the Obligations and the termination of the Commitments.

3.9. Benchmark Replacement.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.9(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption, or implementation of a Benchmark Replacement, the Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Notwithstanding anything to the contrary set forth herein, it is acknowledged and agreed that (x) the consultation right in favor of the Borrower set forth in this Section 3.9(b) shall not exceed a period of five (5) Business Days and (y) such consultation right shall not otherwise limit in any respect the Agent’s ability to implement a Benchmark Replacement, or take any other actions otherwise permitted, pursuant to and in accordance with this Section 3.9(b).

(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.9(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision, or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.9, including any determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.9.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, any outstanding Loans will be deemed to have been converted to Loans accruing interest at the Transitional Interest Rate.

Section 4. Conditions Precedent.

4.1. Conditions to Effectiveness of Agreement.

The effectiveness of this Agreement and the obligation of the Lenders to make any Loans shall be subject to the satisfaction of the following conditions precedent:

4.1.1. Fees.

The Borrower shall have paid all fees (including all fees payable under the Fee Letter) and all expenses due and payable under this Agreement.

4.1.2. Delivery of Loan Documents.

The Borrower shall have delivered the following documents (and, as applicable, duly executed and dated the Closing Date):

(a) Agreement. This Agreement.

(b) Notes. Notes, for each Lender requesting a Note at least two (2) Business Days prior to the Closing Date.

(c) Collateral Documents. The Security Agreement, the Control Agreement, all other Collateral Documents, and all instruments, documents, certificates, and agreements executed or delivered pursuant thereto.

(d) Lien Searches. Copies of Uniform Commercial Code search reports listing all effective financing statements filed against any Credit Party, with copies of such financing statements.

(e) Authorization Documents. For each Credit Party, such Person’s (i) charter (or similar formation document), certified by the appropriate governmental authority, (ii) good standing certificates in its state of incorporation (or formation), (iii) bylaws (or similar governing document), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery, and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (v) signature and incumbency certificates of its officers executing any of the Loan Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(f) Opinions of Counsel. Customary legal opinions, addressed to the Agent and the Lenders, of the Borrower’s counsel addressing such matters as the Agent may require.

(g) Patriot Act. At least five (5) business days prior to the Closing Date, documentation and other information with respect to the Credit Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the Patriot Act and OFAC), including a Beneficial Ownership Certification and a duly executed W-9 (or other applicable tax form) of the Credit Parties.

4.2. All Credit Extensions.

The obligation of each Lender to make the initial Advance and all subsequent Advances of the Revolving Loans is subject to the following conditions precedent:

(a) the representations and warranties of Borrower and each other Credit Party set forth in this Agreement and the other Loan Documents are true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and, in any event, except to the extent that such representation and warranty is qualified by materiality or material adverse effect, in which instance such representation and warranty shall be true and correct in all respects);

(b) no Default or Event of Default shall have occurred and be continuing;

(c) with respect to the initial Advance and each subsequent Advance, the Agent shall have received a Borrowing Notice in accordance with Section 2.2 with respect to the Financed Asset being acquired with the Advance and all terms related thereto, and (i) if applicable, the Borrower shall have provided confirmation reasonably satisfactory to the Agent that the Financed Asset being acquired by the Advance is being deposited in or credited to the Pledged Account simultaneously with the Borrower’s acquisition of the Financed Asset (and with confirmation from Securities Intermediary of the deposit or credit of such Financed Asset to the Pledged Account to be provided prior to the end of the Business Day on which the Advance is made), and (ii) the Borrower shall have delivered such additional Collateral Documents, if any, as the Agent may require with respect to the Financed Asset.

Each request by the Borrower for the making of a Loan shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in Section 4.2 will be satisfied at the time of the making of such Loan and giving effect thereto.

Section 5. Representations and Warranties.

To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans, the Borrower represents and warrants to the Agent and the Lenders that:

5.1. Organization.

The Borrower is validly existing and in good standing under the laws of the jurisdiction of its formation, which is set forth on Schedule 5.1, has the same legal name as it appears in its organizational documents and an organizational identification number (if any) and chief executive office, in each case as of the Closing Date as specified on Schedule 5.1; and the Borrower is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, such jurisdictions as of the Closing Date are specified on Schedule 5.1 except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

5.2. Authorization; No Conflict.

(a) The Borrower and each other Credit Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Borrower and each other Credit Party has all powers and all governmental licenses, authorizations, registrations, permits, consents, and approvals required under all applicable laws and required in order to carry on its business as now conducted (collectively, “Permits”), except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect and is duly authorized to borrow monies hereunder, and the Borrower and each other Credit Party is duly authorized to perform its Obligations under each Loan Document to which it is a party.

(b) The execution, delivery, and performance by the Borrower and each other Credit Party of each Loan Document to which it is a party, and the borrowings by the Borrower hereunder, do not and will not (x) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (y) conflict with (i) any provision of applicable law, (ii) the Governing Documents of the Borrower or such other Credit Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrower or such other Credit Party or any of its respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of the Borrower, or such other Credit Party (other than Liens in favor of the Agent created pursuant to the Collateral Documents), in each case of the foregoing clauses (x), (y)(i) and (y)(iii) and (z), except where the failure to obtain such consent or approval, such conflict or the creation or imposition of such Lien could not reasonably be expected to have a Material Adverse Effect.

5.3. Validity; Binding Nature.

Each of this Agreement and each other Loan Document to which the Borrower or any other Credit Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4. Financial Condition.

The Borrower has heretofore furnished to the Agent and the Lenders prior financial statements of the Borrower, including for the Fiscal Year ended December 31, 2024 and the Fiscal Quarter ended March 31, 2025. Such financial statements present fairly, in all material respects, the financial position and results of operations of the Borrower and its subsidiaries, in each case on a consolidated basis as of such dates and for such periods prepared in accordance in all material respects with GAAP, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes.

5.5. No Material Adverse Effect.

Since December 31, 2024, no event, change, or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

5.6. Litigation.

No litigation, arbitration proceeding, or governmental investigation or proceeding is pending or, to the Borrower’s knowledge, threatened against the Borrower or any Subsidiary which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.7. Ownership of Properties; Liens.

The Borrower owns good title to all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear of all Liens, charges, and claims, except Permitted Liens.

5.8. Capitalization.

All issued and outstanding equity securities of Borrower are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

5.9. Pension Plans.

(i) No steps have been taken to terminate any Pension Plan and (ii) no contribution or payment failure has occurred with respect to any Pension Plan or Multiemployer Pension Plan that could reasonably be expected to give rise to a Lien under ERISA or the IRC on the assets of the Borrower. No condition exists or event or transaction has occurred or is expected to occur with respect to any Pension Plan (or Multiemployer Pension Plan) which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, all contributions (if any) required to have been made to any Multiemployer Pension Plan by the Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law have been made; none of the Borrower or any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and none of the Borrower or any member of the Controlled Group has received any notice with respect to any Multiemployer Pension Plan that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Sections 412 or 431 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

5.10. Investment Company Act.

Neither the Borrower nor any other Credit Party Borrower is a registered “investment company” or a company “controlled” by a registered “investment company” nor a “subsidiary” of a registered “investment company,” within the meaning of the Investment Company Act of 1940, as amended, and the transactions contemplated by this Agreement do not and will not in any manner violate, and are not and will not be prohibited by, the Investment Company Act of 1940.

5.11. No Default.

No Event of Default or Default exists or would result from the incurrence by any Credit Party of any Debt hereunder or under any other Loan Document.

5.12. Margin Stock.

Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Obligations is secured directly or indirectly by Margin Stock.

5.13. Taxes.

The Borrower has filed (or has had filed on its behalf) all federal and other material Tax returns and reports required by law to have been filed by it and has paid all federal and other material Taxes and governmental charges thereby shown to be owing and has otherwise paid all material Taxes, except any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

5.14. Solvency.

On the Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof (a) the present fair salable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is greater than (i) the total amount of debts and liabilities (including subordinated, contingent, and un-liquidated liabilities) of the Borrower and its Subsidiaries, taken as a whole and, (ii) the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities as such debts and liabilities become absolute and matured; (b) the Borrower and its Subsidiaries, taken as a whole, are able to pay all debts and liabilities (including subordinated, contingent, and un-liquidated liabilities) as such debts and liabilities become absolute and matured in the ordinary course of business; and (c) the Borrower and its Subsidiaries, taken as a whole, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the date hereof.

5.15. Environmental Matters.

The on-going operations of the Borrower comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect. The Borrower has obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and the Borrower is, to the knowledge of the

Borrower, in compliance with all material terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to the Borrower and could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its properties or operations, is subject to any outstanding written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are, to the knowledge of the Borrower, no Hazardous Substances or other conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, of the Borrower that could reasonably be expected to result in a Material Adverse Effect. The Borrower, to its knowledge, has no underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances, except as could not reasonably be expected to result in a Material Adverse Effect.

5.16. Insurance.

The Borrower and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates.

5.17. Information.

All information heretofore or contemporaneously herewith furnished in writing by or on behalf of the Borrower or any Subsidiary to the Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower or any Subsidiary to Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information, taken as a whole, is or will be incomplete by omitting to state any material fact necessary to make such information not materially misleading in light of the circumstances under which such statements are made, as such information is may be supplemented and updated from time to time.

5.18. Labor Matters.

The Borrower is not subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving the Borrower that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.19. Compliance With Laws; Anti-Terrorism Laws.

5.19.1. Laws Generally. The Borrower is in compliance with the requirements of all applicable Laws, except for noncompliance which would not reasonably be expected to have a Material Adverse Effect.

5.19.2. Anti-Terrorism Laws. The Borrower and each Subsidiary is in compliance with all applicable trade embargoes or financial or economic sanctions laws, Executive Orders and implementing regulations as administered by the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department), the United Kingdom, the European Union, any EU member state, and any other Governmental Authority with jurisdiction over the Borrower and its Subsidiaries (“Sanctions”). None of the Borrower or any Subsidiary or, to the knowledge of any Credit Party, any employee, director or officer of the Borrower or any Subsidiary, (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) or any other any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Kingdom, the European Union, any EU member state, or any other Governmental Authority with jurisdiction over the Borrower and its Subsidiaries, (ii) is a Person who is otherwise the target of or subject to Sanctions, (iii) is a Person organized or resident in a country, region or territory subject to comprehensive Sanctions (including, as of the date hereof, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria) (a “Sanctioned Country”), or (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on described in clauses (i)-(iii) or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by Sanctions (any such Person described in any of the foregoing clauses (i) – (iv), a “Sanctioned Person”). Each Credit Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, the Borrower, and their respective Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

5.19.3. Anti-Money Laundering Laws. The Borrower and each Subsidiary is in compliance with all laws related to terrorism or money laundering (“Anti-Money Laundering Laws”) including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or governmental authority with respect to compliance with such Anti-Money Laundering Laws is pending or threatened to the knowledge of the Borrower and each Subsidiary.

5.19.4. Anti-Corruption Laws. The Borrower and each Subsidiary is in compliance with all applicable anti-corruption laws and other laws concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”). None of the Borrower or any Subsidiary, nor to the knowledge of the Borrower or any Subsidiary, any director, officer, agent, employee, or other person acting on behalf of the Borrower or any Subsidiary, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws.

5.20. Brokers. Except for fees payable to the Agent and/or any Lenders, no broker, finder, or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Loan Documents, and neither of the Borrower nor any Subsidiary, has, or will have, any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

5.21. Perfection of Security Interests in the Collateral.

Each of the Collateral Documents is effective to create in favor of Agent, for the benefit of the Lenders, a legal, valid, binding, and enforceable security interest in the Collateral described therein, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or related laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 6. Affirmative Covenants.

Until the expiration or termination of the Commitments and Payment in Full of all Obligations, the Borrower shall:

6.1. Information.

Furnish to Agent and each Lender:

6.1.1. Annual Report.

Not later than 120 days after and as of the end of each Fiscal Year, an audited financial statement of Borrower, prepared by a certified public accounting firm registered and in good standing with the Public Company Accounting Oversight Board and otherwise qualified to provide auditing services to public companies, to include a balance sheet, income statement, statement of cash flows, and all supporting schedules and footnotes.

6.1.2. Interim Reports.

(a) Not later than 45 days after the end of each Fiscal Quarter ending March 31, June 30, and September 30, and not later than 120 days after the end of each Fiscal Quarter and Fiscal Year ending December 31, the Borrower’s Form 10-Q or Form 10-K form, as applicable, which Form 10-Q or Form 10-K shall contain a report regarding valuation of, and other information regarding, the Borrower’s assets, including without limitation supporting information for the valuation of, and project details regarding, each Joint Venture Equity Investment, and detail regarding any asset that has been re-classified from one asset class to another.

(b) Not later than 45 days after the end of each Fiscal Quarter an origination tracker report.

6.1.3. Compliance Certificate.

Contemporaneously with the furnishing of a copy of each Form 10-Q or Form 10-K required hereby, a duly completed Compliance Certificate, with appropriate insertions, signed by the chief financial officer of the Borrower, containing (i) a certification that said Form 10-Q or Form 10-K is accurate, (ii) a computation of the Leverage Ratio set forth in Section 6.11; and (iii) a certification that there does not then exist any Event of Default or Default.

6.1.4. Notices .

Promptly upon becoming aware of any of the following (but in any event not later than 5 calendar days), written notice describing the same and the steps being taken by the Borrower or the applicable other Subsidiary affected thereby with respect thereto:

(a) the occurrence of an Event of Default or a Default;

(b) any litigation not covered by adequate insurance or where the amount involved is in excess of $1,000,000 per matter or $1,000,000 in the aggregate within one year or seeking injunctive relief, and of all proceedings before any governmental or regulatory agency affecting Borrower;

(c) the occurrence of any event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect;

(d) the occurrence of any defined default or event of default under any agreement with any other creditor of the Borrower (including without limitation Mizuho Capital Markets LLC or any of its affiliates and BankUnited, N.A. or any of its affiliates), or upon the Borrower’s knowledge of an anticipated event of default under any agreement with any other creditor, notice of such occurrence, together with a detailed statement by an officer of the Borrower of the steps being taken by the Borrower to cure the Default or Event of Default or default or event of default with another creditor.

6.1.5. Other Information.

Promptly from time to time, (a) such other information concerning the Borrower or any Subsidiary as any Lender or the Agent may reasonably request and (b) information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

6.2. Books; Records; Inspections.

Keep its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP in all material respects; and permit, at any reasonable time during normal business hours and with reasonable notice (or at any time without notice if an Event of Default exists), the Agent (accompanied by any Lender at such Lender’s sole cost and expense) or any representative thereof to (i) visit any or all of its offices, to discuss its financial matters with its officers, and if an Event of Default has occurred and is continuing, its independent auditors (and the Borrower hereby authorizes such independent auditors, upon the occurrence and during the continuance of an Event of Default, to discuss such financial matters with any Lender or the Agent or any representative thereof), (ii) inspect the properties and operations of the Borrower, and (iii) inspect, examine, audit, check, and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence, and other data relating to any Collateral. All such visits, inspections, examinations, or audits by the Agent shall be at the Borrower’s expense.

6.3. Maintenance of Property; Insurance.

(a) Keep all property useful and necessary in the business of the Borrower in good working order and condition, ordinary wear and tear excepted.

(b) Maintain with responsible insurance companies, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated.

6.4. Compliance with Laws; Payment of Taxes and Liabilities.

(a) Comply in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses, and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls a Subsidiary is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of

Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, and/or any other any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Kingdom, the European Union, any EU member state, or any other Governmental Authority with jurisdiction over the Borrower and its Subsidiaries or (ii) a Person designated under Section 1(b), (c) or (d) or Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply in all material respects and cause each Subsidiary to comply in all material respects, with all applicable Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws, Bank Secrecy Act and anti-money laundering laws and regulations; (d) maintain in effect and enforce policies and procedures designed to ensure compliance by each Credit Party and their respective Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. and (e) pay prior to delinquency, all Taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Borrower to pay any such Tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.5. Maintenance of Existence.

Maintain, preserve, and renew: (a) its existence and good standing in the jurisdiction of its organization, (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary and (c) all rights, privileges, permits, licenses, approvals, and franchises necessary or desirable in the normal conduct of business, except in each case (other than with respect to the existence of the Borrower) as would not reasonably be expected to have a Material Adverse Effect.

6.6. Employee Benefit Plans.

Maintain, if applicable, each Pension Plan in compliance with all applicable requirements of law and regulations except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.7. Environmental Matters.

If any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Borrower, the Borrower shall cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrower shall comply with each valid Federal or state judicial or administrative order requiring the performance at any real property by the Borrower of activities in response to the release or threatened release of a Hazardous Substance.

6.8. Use of Proceeds.

Use the proceeds of the Loans only for acquisition of Financed Assets.

6.9 Deposit Accounts.

Maintain the Operating Account at the Agent.

6.9. Pledged Account.

Cause each Financed Asset to be duly deposited in, or credited to, the Pledged Account simultaneously with the Borrower’s acquisition of each such Financed Asset, and thereafter cause each such Financed Asset to be continuously maintained in the Pledged Account until any release of such Financed Asset from the Agent’s Lien as set forth in Section 2.11 hereof

6.10 TOB or Other Takeout Financing.

Maintain at all times a financing facility with a lender to facilitate TOB Financings, TEBS Transactions, or other refinance options for Financed Assets.

6.11 Leverage Ratio

Maintain the Borrower’s financial condition (on a consolidated basis with any Subsidiaries) as follows using GAAP consistently applied and used consistently with prior practices, with compliance determined on a quarterly basis commencing with Borrower’s financial statements for the Fiscal Quarter ending June 30, 2025:

The ratio of the Borrower’s Senior Debt to Borrower's Adjusted Total Assets shall not exceed 85%.

Section 7. Negative Covenants.

Until the expiration or termination of the Commitments and Payment in Full of all Obligations, the Borrower agrees that it will:

7.1. Debt.

Not create, incur, assume or suffer to exist any Debt, except:

(a) Obligations under this Agreement and the other Loan Documents;

(b) Debt described in Schedule 7.1 attached hereto;

(c) Debt arising by reason of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d) Unsecured current liabilities incurred in the ordinary course of business other than those which are for money borrowed or are evidenced by bonds, debentures, notes or other similar instrument; and

(e) Debt (not overdue) secured by mortgages, liens, or security interests permitted by Section 7.2(d) hereof.

7.2. Liens.

Not create or permit to exist any Lien on any Financed Asset, except:

(a) Liens arising under the Collateral Documents; and

(b) bankers’ Liens, rights of setoff and other similar Liens in one or more deposit accounts and securities accounts maintained by the Borrower where the Financed Assets are maintained, in each case granted in the ordinary course of business in favor of the banks or securities intermediaries relating to such accounts, securing amounts owing to such banks or securities intermediaries with respect to account arrangements; provided that, unless such Liens are non‑consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Debt.

7.3. Mergers; Consolidations; Asset Sales.

Not (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any capital interests of any class of, or any partnership or joint venture interest in, any other Person, (b) sell, transfer, convey, or lease all or any substantial part of its assets or capital interests (including the sale of capital interests of any Subsidiary) except (i) dispositions of obsolete, surplus, or worn out property in the ordinary course of business, and (ii) dispositions of investments in the ordinary course of business at fair market value, provided, with respect to any disposition of a Financed Asset (A) no Default or Event of Default has occurred and is continuing, (B) the Borrower is in compliance with the Leverage Ratio set forth in Section 6.11 hereof on a pro forma basis, (C) the proceeds of such Financed Assets are applied to the outstanding Loans, or (c) sell or assign with or without recourse any receivables, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any wholly-owned Subsidiary into the Borrower or into any other domestic wholly-owned Subsidiary or (ii) any such purchase or other acquisition by the Borrower or any domestic wholly-owned Subsidiary of the assets or capital interests of any wholly-owned Subsidiary.

7.4. Modification of Governing Documents .

Not amend the Governing Documents of the Borrower, or liquidate, dissolve, or otherwise alter the form of the Borrower.

7.5. Use of Proceeds.

Not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock nor use any proceeds of any Loan to be used for any purpose other than acquisition of a Financed Asset.

7.6. Transactions with Affiliates.

Not enter into or permit to exist any transaction or series of transactions with any officer, director, or Affiliate of Borrower other than (a) normal and reasonable compensation and reimbursement of expenses of officers and directors and (b) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions no less favorable to such Person as would be obtainable by it in a comparable arms’ length transaction with a Person other than an officer, director or Affiliate.

7.7. Inconsistent Agreements.

Not enter into any material agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any other Credit Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit the Borrower or any other Credit Party from granting to Agent and Lenders a Lien the Collateral (other than assets subject to Capital Leases provided that such prohibition is limited to the asset being leased) or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Borrower or any other Subsidiary, or pay any Debt owed to the Borrower or any other Subsidiary, (ii) make loans or advances to the Borrower or any other Subsidiary or (iii) transfer any of its assets or properties to the Borrower or any other Subsidiary (other than with respect to this clause (c)(iii), assets subject to permitted Capital Leases, provided that such prohibition is limited to the assets being leased).

7.8. Business Activities.

Not engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related thereto.

7.9. Change of Accounting Practices.

Not change its present accounting principles or practices in any material respect, except upon prior written notice to the Agent or as may be required or permitted by changes in GAAP.

7.10. Preferred Units.

Not (a) use any Advance for funding of any redemption of, or any distribution, dividend, or similar payment to any holder of, any of the Borrower’s Preferred Units; (b) amend its Governing Documents or any other agreements governing the Preferred Units, without providing the Agent with written notice thereof (along with copies of all proposed amended agreements) at least thirty (30) days prior to the adoption of any such amendment; (c) issue any additional Preferred Units without providing written notice to the Agent at least fourteen (14) days prior to any such issuance; nor (d) redeem any of the Preferred Units without providing written notice to the Agent at least one hundred fifty (150) days prior to any such redemption, provided that no such redemption shall be permitted if at the time of any such proposed redemption any Loans are outstanding and any Default or Event of Default then exists or would result from the completion of such redemption.

7.11. Compliance with Anti-Terrorism Laws.

Not fail to comply with the laws, regulations and executive orders referred to in Section 5.19 or use or permit the proceeds of any Loan, directly or indirectly, (a) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or a government of a Sanctioned Country or in a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto and, further, not, and not permit any Subsidiary to, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any other Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

7.12. ERISA.

Not permit (a) the institution of any steps by any Person to terminate a Pension Plan if as a result of such termination the Borrower or any Subsidiary could reasonably be expected to be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in each case, in excess of $3,500,000; (b) a contribution failure to occur with respect to any Pension Plan that could reasonably be expected to give rise to a Lien on the assets of the Borrower under ERISA or the IRC; or (c) any withdrawal or partial withdrawal from a Multiemployer Pension Plan to occur if the withdrawal liability (without unaccrued interest) incurred by the Borrower to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Borrower has incurred on the date of such withdrawal) exceeds $3,500,000.

Section 8. Events of Default; Remedies.

8.1. Events of Default.

Each of the following shall constitute an Event of Default under this Agreement:

8.1.1. Non-Payment of Credit.

Default in the payment within ten (10) days of when due of the principal of any Loan, or default in the payment within ten (10) days of when due of any interest, fee, or other amounts payable by the Borrower or any Credit Party hereunder or under any other Loan Document.

8.1.2. Default Under Other Debt.

Debt of the Borrower (other than under this Agreement), including without limitation any Debt of the Borrower to Mizuho Capital Markets LLC or any of its affiliates and any Debt of the Borrower to BankUnited, N.A. or any of its affiliates, shall be accelerated, or the Borrower shall fail to pay any such Debt when due (after the lapse of any applicable grace period) or, in the case of such Debt payable on demand, when demanded (after the lapse of any applicable grace period), or any defined event of default shall occur under any agreements related to such Debt, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Debt or any trustee or other Person acting on behalf of such holder to cause, such Debt to become due prior to its stated maturity or to realize upon any collateral given as security therefor in excess of $2,000,000.

8.1.3. Bankruptcy; Insolvency.

(a) The Borrower becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or

(b) The Borrower applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Borrower or any property thereof, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Borrower or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any Debtor Relief Law, or any dissolution or liquidation proceeding, is commenced in respect of the Borrower, and if such case or proceeding is not commenced by the Borrower, it is consented to or acquiesced in by the Borrower, or remains for sixty (60) days undismissed; or the Borrower takes any action to authorize, or in furtherance of, any of the foregoing.

8.1.4. Non-Compliance with Loan Documents.

(a) Failure by the Borrower to comply with or to perform any covenant set forth in Section 6.1, 6.3, 6.8, 6.9, 6.10, 6.11, or 7 of this Agreement; or (b) failure by the Borrower or any Credit Party to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8) and continuance of such failure described in this clause (b) for 20 days following receipt by Borrower of written notice from Agent of the occurrence thereof.

8.1.5. Representations; Warranties.

Any representation or warranty made by any Credit Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice, or other writing furnished by such Credit Party to the Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

8.1.6. Pension Plans.

Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination the Borrower, any Subsidiary, or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in each case, in excess of $2,000,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien on the assets of the Borrower under Section 302(f) of ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Borrower or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $2,000,000.

8.1.7. Judgments.

Final judgments which exceed an aggregate of $2,000,000 shall be rendered against the Borrower and shall not have been paid, discharged, or vacated or had execution thereof stayed pending appeal within thirty (30) days after entry or filing of such judgments, or if within thirty (30) days after the expiration of any such stay, such judgement shall not have been discharged.

8.1.8. Invalidity of Loan Documents or Collateral Documents.

(i) Any Loan Document shall cease to be in full force and effect or any Credit Party (or any Person by, through, or on behalf of any Credit Party) shall contest in any manner the validity, binding nature or enforceability of any Loan Document or (ii) any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted in writing by any Credit Party not to be, a valid and perfected security interest having the priority required by this Agreement or the relevant Collateral Document in the Collateral thereby.

8.1.9. Change of Control.

The occurrence of a Change of Control.

8.1.10. Decline in Total Capital.

The Borrower’s Total Capital falls below the greater of (i) $227,000,000, and (ii) 50% of the highest Total Capital from and after the date of this Agreement.

8.1.11. Delisting of Equity Interests.

The Borrower’s publicly-traded partnership interests are delisted or otherwise involuntarily removed from New York Stock Exchange or another national securities exchange.

8.1.12. 8.1.12. Failure to File SEC Reports.

The Borrower fails to file with the Securities and Exchange Commission its Form 10-K within 90 days of the end of each Fiscal Year or fails to file its Form 10-Q within 45 days of the end of each Fiscal Quarter.

8.2. Remedies.

If any Event of Default described in Section 8.1.3(b) shall occur, the Commitments shall immediately terminate and the Loans and all other Obligations shall become immediately due and payable, all without presentment, demand, protest, or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent, upon the written request of Required Lenders, shall declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and other Obligations to be due and payable, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations shall become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest, or notice of any kind, and the Agent, on behalf of the Lenders, may take any or all other action as a result of the Event of Default. The Agent shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 8.1.1 may only be waived by the written concurrence of each Lender, and the effect as an Event of Default of any other event described in this Section 8 may be waived by the written concurrence of Required Lenders.

Section 9. Agent.

9.1. Appointment; Authorization.

Each Lender hereby irrevocably appoints and designates Bankers Trust as the Agent hereunder and Bankers Trust hereby accepts such appointment. Each Lender hereby irrevocably appoints, designates, and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

9.2. Delegation of Duties.

The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney‑in‑fact that it selects with reasonable care. Without limiting the generality of the powers of the Agent, as set forth above, the Agent is hereby authorized to act as collateral agent for each Lender pursuant to each of the Loan Documents. In such capacity, the Agent has the right to exercise all rights and remedies available under the Loan Documents, the Uniform Commercial Code, and other applicable law, as directed by the Required Lenders, which rights and remedies shall include, in the event of a foreclosure by the Agent on any portion of the Collateral, whether pursuant to a public or private sale, the right of Agent, as agent for all Lenders, to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale. The Agent, as agent for all Lenders, shall be entitled at any such sale to offset any of the Obligations against the purchase price payable by the Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Credit Party in connection with such sale. The Agent shall have the authority to take such other actions as it may deem necessary or desirable, and as may be approved by Required Lenders, to consummate a sale of the type described in the immediately preceding sentences. The Agent shall have the authority to accept non-cash consideration in connection with the sale or other disposition of the Collateral, whether the purchaser is the Agent, an entity formed by the Agent as described above, or any other Person. Without limiting the generality of the powers of the Agent, as set forth above, in the context of any proceeding under any Debtor Relief Law or any other judicial proceeding involving the Borrower or any Subsidiary, the Agent is hereby authorized to, at the direction of Required Lenders: (i) file proofs of claim and other documents on behalf of the Lenders, (ii) object or consent to the use of cash collateral, (iii) object or consent to any proposed debtor-in-possession financing, whether provided by one or more of the Lenders or any other Person and whether secured by Liens with priority over the Liens securing the Obligations or otherwise, (iv) object or consent to any sale of Collateral, including sales for non-cash consideration in satisfaction of a portion of the Obligations, as may be agreed to by Required Lenders on behalf of all Lenders, (v) to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale under clause (iv) and to offset any of the Obligations against the purchase price payable by the Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the Borrower or the applicable Subsidiary in connection with such sale, and (vi) seek, object, or consent to the Borrower’s or any Subsidiary’s provision of adequate protection of the interests of the Agent and/or the Lenders in the Collateral.

9.3. Limited Liability.

None of the Agent or any of its directors, officers, employees, or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender for any recital, statement, representation, or warranty made by any Credit Party, or any Affiliate or officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document (or the creation, perfection, or priority of any Lien or security interest therein), or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower, any Subsidiary, or any of their Affiliates.

9.4. Reliance.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, or telephone message, statement, or other document believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants, and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders (or all Lenders if expressly required hereunder) as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders (or all Lenders if expressly required hereunder) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.

9.5. Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”. The Agent will notify the Lenders of its receipt of any such notice or any such default in the payment of principal, interest, and fees required to be paid to the Agent for the account of the Lenders. The Agent shall take such action with respect to such Event of Default or Default as may be requested by Required Lenders in accordance with Section 8; provided that unless and until Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of the Lenders.

9.6. Credit Decision.

Each Lender acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower and the Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial, and other condition and creditworthiness of the Borrower and the Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial, and other condition and creditworthiness of the Borrower and the Subsidiaries. Except for notices, reports, and other documents expressly herein required to be furnished to Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial, or other condition or creditworthiness of the Borrower or any Subsidiary which may come into the possession of the Agent.

9.7. Indemnification.

Each Lender shall indemnify upon demand the Agent and its directors, officers, and employees (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), based on such Lender’s aggregate Pro Rata Share, from and against any and all actions, causes of action, suits, losses, liabilities, damages, and expenses, including Legal Costs, except to the extent any thereof result from the applicable Person’s own gross negligence or willful misconduct, as determined in a final non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out‑of‑pocket expenses (including Legal Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.7 shall survive the Payment in Full of the Obligations and the termination of the Commitments and the resignation or replacement of the Agent.

9.8. Agent Individually.

Bankers Trust and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Borrower, any Subsidiaries, and any Affiliate of the Borrower or any Subsidiary as though Bankers Trust were not the Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, Bankers Trust or its Affiliates may receive information regarding the Borrower, the Subsidiaries, or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower, such Subsidiary, or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), Bankers Trust and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Bankers Trust were not the Agent, and the terms “Lender” and “Lenders” include Bankers Trust and its Affiliates, to the extent applicable, in their individual capacities.

9.9. Successor Agent.

The Agent may resign at any time upon 30 days’ prior notice to the Lenders. If the Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Borrower (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and (so long as no Event of Default exists) the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers, and duties as the Agent shall be terminated. After any retiring Agent’s resignation hereunder as the Agent, the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as the Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above.

9.10. Collateral and Guarantee Matters.

Each Lender hereby consents and irrevocably authorizes the Agent (a) to release any Lien granted to or held by the Agent under any Collateral Document (i) when all Obligations have been Paid in Full and the Commitments have been terminated; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (including by consent, waiver, or amendment and it being agreed and understood that the Agent may conclusively rely without further inquiry on a certificate of an officer of the Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 10.1, if approved, authorized, or ratified in writing by Required Lenders; or (b) notwithstanding Section 10.1(a)(ii) hereof, to release any Guarantor from its guaranty when all Obligations have been Paid in Full and the Revolving Loan Commitments have been terminated. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.10.

9.11. Subordinated Debt.

Each Lender hereby irrevocably appoints, designates, and authorizes the Agent to enter into any subordination or intercreditor agreement pertaining to any Debt permitted hereunder that is subordinated to the Obligations, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 9.11). Each Lender further agrees to be bound by the terms and conditions of any subordination or intercreditor agreement pertaining to any Debt that is subordinated to the Obligations. Each Lender hereby authorizes the Agent to issue blockage notices in connection with any Debt that is subordinated to the Obligations at the direction of Required Lenders (it being agreed and understood that the Agent will not act unilaterally to issue such blockage notices).

9.12. Actions in Concert.

For the sake of clarity, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document without first obtaining the prior written consent of the Agent and Required Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement, the Notes, and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Agent or Required Lenders; provided that the foregoing shall not preclude any Lender from exercising any right of setoff in accordance with the provisions of Section 2.10.3 or exercising its rights and remedies (other than with respect to the Collateral) with respect to any payment default after the applicable maturity date of any Loans made by such Lender or from exercising rights and remedies (other than the enforcement of Collateral) with respect to any payment default after the occurrence of the Termination Date with respect to any Loans made by it or filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law.

9.13. Arranger; Bookrunner.

Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Arranger and the Sole Bookrunner shall have no duties or responsibilities and the Arranger and the Sole Bookrunner shall not have or be deemed to have any fiduciary relationship with any Lender, and no implied responsibilities, duties, or obligations shall be construed to exist in this Agreement or any other Loan Document.

9.14. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Subsidiary, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Commitments, and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments, and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments, and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, and this Agreement, or

(iv) such other representation, warranty, and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty, and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and the Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Subsidiary, that none of the Agent, the Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document, or any documents related hereto or thereto).

(c) For purposes of this Section 9.14 only,

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

9.15. Erroneous Payments.

(a) If the Agent notifies a Lender or any Person who has received funds on behalf of such Lender (any such Lender or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment, or repayment of principal, interest, fees, distribution, or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within ninety (90) days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender hereby further agrees that if it receives a payment, prepayment, or repayment (whether received as a payment, prepayment, or repayment of principal, interest, fees, distribution, or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment, or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment, or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment, or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment, or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment, or repayment, the details thereof (in reasonable detail), and that it is so notifying the Agent pursuant to this Section 9.15(b).

(c) Each Lender hereby authorizes the Agent to set off, net, and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies, and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge, or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim,

counterclaim, defense, or right of set-off or recoupment with respect to any demand, claim, or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements, and waivers under this Section 9.15 shall survive the resignation or replacement of Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 10. Miscellaneous.

10.1. Waiver; Amendments.

(a) No delay on the part of the Agent or any Lender in the exercise of any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power, or remedy preclude other or further exercise thereof, or the exercise of any other right, power, or remedy. No amendment, modification, or waiver of, or consent with respect to, any provision of this Agreement or any of the other Loan Documents (or any subordination and intercreditor agreement or other subordination provisions relating to any Debt that is subordinated to the Obligations and/or any Liens that are subordinated to the Liens securing the Obligations) shall in any event be effective unless the same shall be in writing and signed by each Credit Party party thereto and the Required Lenders or the Agent with the consent of the Required Lenders, with a copy of each such amendment, modification, or waiver to the Agent (provided that no such amendment, modification, or waiver shall be effective against the Agent until it has received such copy), and then any such amendment, modification, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which; provided, however, that:

(i) no such amendment, modification, waiver, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby do any of the following: (1) increase any of the Commitments (provided, that only the Lenders participating in any such increase of the Commitments shall be considered directly affected by such increase), (2) extend the date scheduled for payment of any principal of or interest on the Loans or any fees or other amounts payable hereunder or under the other Loan Documents, or (3) reduce the principal amount of any Loan, the amount or rate of interest thereon (provided, that Required Lenders may rescind an imposition of default interest pursuant to Section 2.5.1), or any fees or other amounts payable hereunder or under the other Loan Documents;

(ii) no such amendment, modification, waiver, or consent shall, unless in writing and signed by all of the Lenders, do any of the following: (1) release the Borrower from, or permit the assignment by the Borrower of, obligations under this Agreement, (2) release any Guarantor from its guaranty or all or substantially all of the Collateral granted under the Collateral Documents, except as otherwise specifically provided in this Agreement or the other Loan Documents as in effect on the Closing Date, (3) amend or otherwise modify the definition of Required Lenders, or this Section 10.1, (4) amend or otherwise modify the definition of “Pro Rata Share”, Section 2.10.4 or any other provision governing pro rata sharing or the reduction of the Commitments in a manner that would alter the ratable application of payments or reduction of Commitments required thereby or (5) amend or otherwise modify the provisions of Section 2.10.2;

(iii) no such amendment, modification, waiver or consent shall, unless in writing and signed by all of the Lenders directly affected thereby, (A) subordinate the Liens securing the Obligations or all or any portion of the Obligations; provided that only those Lenders that have not been provided a reasonable opportunity, as determined in the good faith judgment of Agent, to participate on a pro rata basis on the same terms in any new loans or other Debt permitted to be issued as a result of such amendment, modification, waiver or consent shall be deemed to be directly affected by such amendment, modification, waiver or consent; or (B) subordinate any Debt under the Loan Documents to any other Debt; and

(iv) subject to the clause (i) of this proviso, the Fee Letter may be amended by the parties thereto.

(b) No amendment, modification, waiver, or consent shall, unless in writing and signed by the Agent, in addition to the Borrower and Required Lenders (or all Lenders directly affected thereby or all of the Lenders, as the case may be in accordance with the provisions above), affect the rights, privileges, duties, or obligations of the Agent (including without limitation under the provisions of Section 9) under this Agreement or any other Loan Document.

(c) Notwithstanding any provision to the contrary set forth in this Agreement, it is agreed and understood as follows with respect to Defaulting Lenders:

(i) all Defaulting Lenders (and their respective Commitments and Loans) shall be excluded from the determination of Required Lenders and shall not have voting rights with respect to any matters requiring the approval of Required Lenders; and

(ii) no Defaulting Lender shall be considered a “Lender” for purposes of the proviso to the definition of the term “Required Lenders”.

10.2. Notices.

All notices hereunder shall be in writing (including any Electronic Transmission) and shall be sent to the applicable party at its address shown on Annex II or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by Electronic Transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Section 2.2, the Agent shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an authorized officer or employee of the Borrower, and the Borrower shall hold the Agent and each other Lender harmless from any loss, cost, or expense resulting from any such reliance. The Borrower and the Lenders each hereby acknowledge that, from time to time, the Agent may deliver information and notices to the Lenders using the internet services “Syndtrak” or “Intralinks” or through electronic mail. The Borrower and each Lender hereby agree that the Agent may, in its discretion, utilize Syndtrak, Intralinks, or electronic mail for such purpose.

10.3. Costs; Expenses.

The Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agent (including, without limitation, expenses of the Agent’s due diligence investigation, consultants’ fees, travel expenses, and the fees, disbursements, and other charges of counsel, other non-legal advisors to the Agent, and Legal Costs of the Agent) in connection with the preparation, review, negotiation, execution, delivery, closing, and administration (including perfection and protection of Collateral) of this Agreement, the other Loan Documents, and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any proposed or actual amendment, supplement, or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Legal Costs) incurred by the Agent and the Lenders after the occurrence and during the continuance of an Event of Default in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents, or any such other documents. In addition, the Borrower agrees to pay, and to save the Agent and the Lenders harmless from all liability for, any fees of the Borrower’s auditors in connection with any reasonable exercise by the Agent and the Lenders of their rights pursuant to Section 6.2. All Obligations provided for in this Section 10.3 shall survive the Payment in Full of the Obligations and termination of the Commitments.

10.4. Indemnification by Borrower.

In consideration of the execution and delivery of this Agreement by the Agent and the Lenders and the agreement to extend the Commitments provided hereunder, the Borrower hereby agrees to indemnify, exonerate, and hold the Agent, each Lender, and each of their respective Affiliates, subsidiaries, and controlling persons and the respective officers, directors, trustees, advisors, employees, partners, agents, controlling persons, members, attorneys, auditors, collateral managers, servicers, representatives, successors, and assigns of each of the foregoing (such Affiliates, subsidiaries, and controlling persons and the respective officers, directors, trustees, advisors, employees, partners, agents, controlling persons, members, attorneys, auditors, collateral managers, servicers, representatives, successors, and assigns of each of the foregoing are, in relation to the Agent or a Lender, as applicable, referred to herein as “Related Parties” of such Person) of the Agent and each Lender (each of the Agent, each Lender, and each of its Related Parties, is referred to herein as a “Lender Party”) free and harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses, and disbursements of any kind or nature whatsoever (or actions or other proceedings commenced or threatened in respect thereof), including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of equity interests, purchase of assets, or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment, or disposal of any Hazardous Substance at any property owned or leased by the Borrower or any Subsidiary, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Borrower or any Subsidiary or the operations conducted thereon, (d) the investigation, cleanup, or remediation of offsite locations at which the Borrower or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances, (e) the execution, delivery, performance, or enforcement of this Agreement or any other Loan Document by any Lender Party, except to the extent any such Indemnified Liabilities result from (i) the bad faith, gross negligence, or willful misconduct of the applicable Lender Party or its Related Parties, as determined by a court of competent jurisdiction in a final non-appealable judgment, (ii) from a material breach by such Lender Party of its obligations under this Agreement, as determined by a court of competent jurisdiction in a final non-appealable judgment, or (iii) a dispute among Lender Parties that does not arise out of an act or omission of the Borrower or any Subsidiary or any of their respective Affiliates (other than a claim against Bankers Trust or the Arranger, solely in its capacity as Agent or Arranger, but subject to the foregoing clause (i)), (f) any Loan or the use or proposed use of the proceeds therefrom, (g) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether brought by a third party or by the Borrower or any Subsidiary thereof, and regardless of whether any Lender Party is a party thereto, or (h) any claim, investigation, litigation, or other proceeding (whether or not the Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All

Obligations provided for in this Section 10.4 shall survive the Payment in Full of the Obligations and the termination of the Commitments.

10.5. Marshaling; Payments Set Aside.

Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Agent or any Lender, or the Agent or any Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required (including pursuant to any settlement entered into by the Agent or any Lender in its discretion) to be repaid to a trustee, receiver, or any other party in connection with any proceeding under any Debtor Relief Law or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (b) each Lender severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent to the extent paid to such Lender.

10.6. Nonliability of Lenders.

The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibility to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. Execution of this Agreement by the Borrower constitutes a full, complete, and irrevocable release of any and all claims which the Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Neither the Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue for, any special, indirect, punitive, or consequential damages or liabilities.

10.7. Assignments; Participations.

10.7.1. Assignments.

(a) Any Lender may at any time assign to one or more Persons (excluding (x) the Borrower and its Subsidiaries, and (y) any individual or Defaulting Lender (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of the Agent (which shall not be unreasonably withheld, conditioned, or delayed) and, so long as no Event of Default exists, the Borrower (which shall not be unreasonably withheld, conditioned, or delayed and it being agreed that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof) and consent shall not be required (i) from the Borrower for an assignment by a Lender to another Lender or an Affiliate of a Lender or an Approved Fund of a Lender, or (ii) from the Agent for an assignment by a Lender to another Lender or an Affiliate of a Lender or an Approved Fund of a Lender. Except as the Agent may otherwise agree, any such assignment (other than any assignment by a Lender to a Lender or an Affiliate or Approved Fund of a Lender) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the remaining Commitment or the principal amount held by the assignor of the Loan being assigned. The Borrower and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Agent shall have received and accepted an effective Assignment Agreement executed, delivered, and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid to the Agent by the Lender to whom such interest is assigned; provided, that no such fee shall be payable in connection with any assignment by a Lender to a Lender or an Affiliate or Approved Fund of a Lender. If the Assignee is not a Lender the Assignee shall provide the Agent with all “know your customer” documents requested by the Agent pursuant to anti-money laundering rules and regulations. Any attempted assignment not made in accordance with this Section 10.7.1 shall be treated as the sale of a participation under Section 10.7.2.

(b) From and after the recordation date of each Assignment in the Register, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder.

(c) The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, such Lender pursuant to the terms hereof. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent, and the Lenders shall treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time upon reasonable prior written notice to the Agent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or to any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.7.2. Participations.

Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments, or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (c) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 10.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant and such Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register similar to that described in Section 10.7.1(c) with respect to such participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended, successor or final version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the

Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent shall have no responsibility for maintaining the Participant Register. The Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall not be exercised without the consent of the Agent and shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 2.10.2. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 3 as if it were a Lender (provided that such Participant complies with the requirements of Section 3.1(c) and (d) as if it were a Lender, it being understood that the documentation so required shall be delivered to the participating Lender; provided further, that no Participant shall receive any greater compensation pursuant to Section 3 than would have been paid to the participating Lender if no participation had been sold, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation).

10.8. Confidentiality.

The Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by the Borrower or any Subsidiary, except that the Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Agent or such Lender or any of their Affiliates (including collateral managers of Lenders) in evaluating, approving, structuring, or administering the Loans and the Commitments; (b) to any assignee, participant, investor, funding source, or potential assignee, participant, investor, or funding source of such Lender and such Lender’s Affiliates; provided that the disclosure of any such information shall be made subject to the acknowledgment and acceptance that such information is being disseminated on a confidential basis (and any such assignee, participant, investor, or funding source, or potential assignee, participant, investor, or funding source, may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, any self-regulatory authority, or any insurance industry association (including the National Association of Insurance Commissioners), compelled by any court decree, subpoena, or legal or administrative order or process; (d) as is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Agent or such Lender is a party; (f) to any nationally recognized rating agency or investor of a Lender that requires access to information about a Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to such Lender; (g) that ceases to be confidential through no fault of the Agent or any Lender; (h) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding the Borrower and the Loans and Commitments is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential; (i) to a Person that is a trustee, collateral manager, servicer, noteholder, or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization and has been instructed in writing to treat such information as confidential; (j) for purposes of establishing a “due diligence” defense; (k) to the U.S. Securities and Exchange Commission including, without limitation, in connection with routine filings, submissions, and any other similar documentation required or customary to comply with U.S. Securities and Exchange Commission filing requirements; (l) to a Person that is an investor or prospective investor in a separate account or commingled fund so long as such investor or prospective investor agrees that its access to information regarding the Credit Parties and the Loans and Commitments is solely for purposes of evaluating an investment in such separate account or commingled fund and who agrees to treat such information as confidential; or (m) to any Person with the consent of the Borrower. For purposes of this Section, “Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Commitments. From and after the Closing Date, neither the Agent nor any Lender may issue any press release (or make any other similar public announcement) related to this Agreement or the transactions contemplated hereby or that contains any detailed financial information about the Borrower or any Subsidiary without the prior written approval of such Person, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. Notwithstanding the foregoing, the Borrower consents to the publication by the Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Agent and each Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements; provided, however, that no such tombstone, advertising, or information shall contain information as to the size of the deal or the financing without the prior written consent of the Borrower.

10.9. Captions.

Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.10. Nature of Remedies.

All Obligations of Borrower and rights of the Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power, or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.11. Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page. This Agreement and the other Loan Documents to the extent signed and delivered by means of a facsimile machine or other Electronic Transmission (including “pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such other Loan Document shall raise the use of a facsimile machine or other Electronic Transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or other Electronic Transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

10.12. Severability.

The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.13. Entire Agreement.

This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

10.14. Successors; Assigns.

This Agreement shall be binding upon the Borrower, the Lenders, and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders, and the Agent and the successors and assigns of the Lenders and the Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Agent and each Lender.

10.15. Governing Law.

THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE, OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF IOWA.

10.16. Forum Selection; Consent to Jurisdiction.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF POLK COUNTY, IOWA OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF IOWA; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER, THE AGENT, AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF POLK COUNTY, IOWA AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF IOWA FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER, THE AGENT, AND EACH LENDER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF IOWA. THE BORROWER, THE AGENT, AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.17. Waiver of Jury Trial.

THE BORROWER, THE AGENT, AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, AND ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING

FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.18. Patriot Act.

Each Lender that is subject to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), and the Agent (for itself and not on behalf of any Lender), hereby notifies each Credit Party that, pursuant to the requirements of the Patriot Act, such Lender and the Agent are required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act.

10.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement, or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.20. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support, the “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender hereunder shall in no event affect the rights of any Covered Party under a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.21. Replacement of Existing Credit Agreement.

The Borrower is obligated to Bankers Trust under the Existing Credit Agreement and the documents executed in conjunction therewith (the “Other Existing Documents”) for the loans and other financial accommodations thereunder (collectively, the “Existing Obligations”). The Borrower acknowledges that the Existing Obligations are owing to Bankers Trust without setoff, recoupment, defense, deduction, counterclaim, credit, allowance, or adjustment, whether in law or equity, of any nature or kind. The parties acknowledge and agree that this Agreement amends, modifies, and restates the Existing Obligations owed to Bankers Trust under the Existing Credit Agreement (including without limitation by the substitution of the Lenders for Bankers Trust as the lender); provided that the execution and delivery of this Agreement does not constitute (i) a novation or (ii) a waiver or release of any rights, claims, or remedies of Bankers Trust under the Existing Credit Agreement, or any indebtedness or other obligations owing to Bankers Trust thereunder based on any facts or events occurring or existing prior to the date hereof and unknown to Bankers Trust prior to the date hereof. From and after the date hereof, all Existing Obligations shall constitute Obligations of the Borrower to the Agent, as agent for the Lenders, hereunder. Subject to the terms of this Agreement, all Other Existing Documents shall remain in full force and effect and the Borrower hereby acknowledges, ratifies, and reaffirms its obligations and agreements under the Other Existing Documents and acknowledges and agrees that such obligations and agreements shall be for the benefit of the Agent and the Lenders hereunder, whether or not any such Other Existing Document is separately amended or restated. All Loans outstanding under the Existing Credit Agreement shall constitute Loans made subject to the terms and conditions of this Agreement. All Loans outstanding as of the Closing

Date shall be reallocated by the Agent among the Lenders based on each Lenders Pro Rata Share of the Commitments, and on the Closing Date, each Lender will pay Bankers Trust an amount equal to its Pro Rata Share of the outstanding Loans. With respect to any Loans outstanding under the Existing Credit Agreement as of the Closing Date, the Advance Repayment Date of each Advance shall be as calculated under the Existing Credit Agreement.

10.22. Credit Agreement in Writing.

READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN AGREEMENT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

BORROWER:

GREYSTONE HOUSING IMPACT INVESTORS LP

By: /s/ Jesse A. Coury

Name: Jesse A. Coury

Title: Chief Financial Officer

AGENT and LENDER:

BANKERS TRUST COMPANY

By: /s/ Scott Leighton

Name: Scott Leighton

Title: Senior Vice President

LENDERS:

PINNACLE BANK, a Tennessee Bank

By: /s/ Jason Reierson

Name: Jason Reierson

Title: Senior Vice President

FIRST NATIONAL BANK OF OMAHA

By: /s/ Dale Ervin

Name: Dale Ervin

Title: Senior Director

FIRST CITIZENS BANK

By: /s/ Kevin L. Meyer

Name: Kevin L. Meyer

Title: Chief Credit Officer

MODERN BANK, N.A.

By: /s/ Stephanie Jozefczyk

Name: Stephanie Jozefczyk

Title: Chief Financial Officer

By: /s/ Max Furman

Name: Max Furman

Title: Managing Director